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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-93109) pertaining to the 1991 Stock Option Plan of ARI Network Services, Inc., the 1992 Employee Stock Purchase Plan of ARI Network Services, Inc. and the 1993 Director Stock Option Plan of ARI Network Services, Inc. of our report dated September 15, 2000, with respect to the financial statements and schedule of ARI Network Services, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 2000.


                                                     ERNST & YOUNG LLP

Milwaukee, Wisconsin
October 30, 2000